Exhibit 99.1

JULY 26, 2001

PRESS RELEASE

SAUER-DANFOSS INC. COMPLETES ACQUISITION OF HIDROVER VÁLVULAS S.A.

AMES, Iowa, USA, July 26, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) announced that it has acquired Hidrover Válvulas S.A. in an all-cash transaction.  The transaction closed on Friday, July 20, 2001.  Terms of the agreement were not disclosed.

Hidrover Válvulas S.A. develops and manufactures directional control valves and other hydraulic valves primarily serving the application areas of agriculture, material handling, and utility machinery.  The company, which was formed in a recent spin-off from Hidrover Equipamentos Oleodinamicos, is located in Caxias do Sul, Brazil.  Hidrover Vàlvulas S.A. has about 80 employees and annual sales of approximately $4 million.

Hidrover Vàlvulas S.A. will join the Sauer-Danfoss global business unit, GBU Valves, headed by Vice President, Henrik Krabsen.  The global business unit develops and manufactures hydraulic load sensing proportional valves, electrical actuators, joy sticks, directional valves and cartridge/HIC manifolds and has development and manufacturing facilities in Easley, South Carolina; Hillsboro, Oregon; and Nordborg, Denmark, in addition to the facility in Brazil.

“This acquisition is the first step in establishing an engineering and manufacturing presence in the large and rapidly growing Brazilian market. With this transaction, we will now have a strong foundation in this market for the development and manufacturing of Sauer-Danfoss valves, as well as other products from our Sauer-Danfoss family,” commented Henrik Krabsen.

“Sauer-Danfoss’s commitment to invest in Brazil reflects our commitment to our global strategy. Sauer-Danfoss is focused on establishing sales, manufacturing and support facilities in all major regions of the world in order to meet the demands of our OEM customers worldwide,” continued Krabsen.  “Hidrover Válvulas is a well-known and respected company, and we are very pleased and proud to welcome them into the worldwide team at Sauer-Danfoss.”

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster ·
DK-6430 Nordborg

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $ 950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com